Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended January 3, 2015, and for the two quarters ended July 4, 2015 and July 5, 2014, combine the historical consolidated statements of operations of SunOpta Inc. (“SunOpta”) and Sunrise Holdings (Delaware), Inc. (“Sunrise”), giving effect to the acquisition of Sunrise as if it had occurred on December 29, 2013. The unaudited pro forma condensed combined balance sheet as of July 4, 2015 combines the historical consolidated balance sheets of SunOpta and Sunrise, giving effect to the acquisition as if it had occurred on July 4, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Sunrise and the financing of such acquisition; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. In particular, the unaudited pro forma condensed combined financial statements reflect the following adjustments:

•	the sale of common shares by SunOpta at an assumed offering price per common share of $7.82 (the last reported sale price of SunOpta’s common shares on the NASDAQ Global Select Market on September 11, 2015) for total estimated gross proceeds of $100.0 million (the “Equity Offering”);

•	the consummation of senior secured financing by SunOpta Foods Inc. consisting of senior secured second lien notes due 2022 (the “Notes”) for total estimated gross proceeds of $330.0 million (the “Notes Offering”);

•	borrowings of approximately $65.5 million under SunOpta’s existing North American credit facilities;

•	the consummation of SunOpta’s acquisition of all of the issued and outstanding common shares of Sunrise (the “Sunrise Acquisition”); and

•	payment of acquisition-related and financing-related transaction costs in connection with the foregoing.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the:

•	audited consolidated financial statements of SunOpta as of and for the year ended January 3, 2015 and the related notes included in SunOpta’s Annual Report on Form 10-K for the year ended January 3, 2015;

•	audited consolidated financial statements of Sunrise as of and for the year ended December 31, 2014 and the related notes included in SunOpta’s Current Report on Form 8-K filed on September 15, 2015;

•	unaudited interim consolidated financial statements of SunOpta as of and for the two quarters ended July 4, 2015 and July 5, 2014, and the related notes included in SunOpta’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2015; and

•	unaudited interim consolidated financial statements of Sunrise as of and for the two quarters ended June 30, 2015 and June 30, 2014, and the related notes included in SunOpta’s Current Report on Form 8-K filed on September 15, 2015.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Sunrise Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information is based upon certain assumptions with respect to SunOpta’s financing of the Sunrise Acquisition. Whether the assumed financing sources are available, and, if available, the terms of SunOpta’s future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the unaudited pro forma condensed combined financial information. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s financial position and future results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”). The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition; costs necessary to achieve these cost savings, operating synergies and revenue enhancements; or costs to integrate the operations of Sunrise.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2015

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
Revenues	$1,242,600	$256,830	$—		$(2,807	)(a)	$1,496,623

Cost of goods sold	1,099,306	213,180	—		(2,257	)(a)(b)	1,310,229

Gross profit	143,294	43,650	—		(550)		186,394

Selling, general and administrative expenses	94,609	—	18,508	(a)(b)	—		113,117
Selling expenses	—	3,669	(3,669	)(a)	—		—
General and administrative expenses	—	21,013	(21,013	)(b)(c)	—		—
Intangible asset amortization	4,254	—	6,174	(c)	1,426	(c)	11,854
Other expense (income), net	2,494	—	(3,691	)(d)(e)	—		(1,197)
Transaction costs	—	912	(912	)(d)	—		—
Goodwill impairment	10,975	—	—		—		10,975
Foreign exchange gain	(777)	—	—		—		(777)

Earnings from continuing operations before the following	31,739	18,056	4,603		(1,976)		52,422

Interest expense, net	7,764	8,395	—		20,487	(e)	36,646
Other income	—	(4,603)	4,603	(e)	—		—
Impairment loss on investment	8,441	—	—		—		8,441

Earnings from continuing operations before income taxes	15,534	14,264	—		(22,463)		7,335

Provision for income taxes	8,903	4,652	—		(8,873	)(f)	4,682

Earnings from continuing operations	6,631	9,612	—		(13,590)		2,653

Loss attributable to non-controlling interests	(4,716)	(48)	—		—		(4,764)

Earnings from continuing operations attributable to controlling interests (note 8)	$11,347	$9,660	$—		$(13,590)		$7,417

Earnings per share from continuing operations (note 8)
Basic	$0.17						$0.09
Diluted	$0.17						$0.09

Weighted-average number of shares outstanding (000s)
Basic	66,835				12,788	(g)	79,623
Diluted	68,371				12,788	(g)	81,159

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 4, 2015

(Expressed in thousands of U.S. dollars, except share and per share amounts)

			Re-
			classification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	SunOpta	Sunrise	(note 6)		(note 7)		Combined
Revenues	$610,674	$145,343	$—		$(1,121	)(a)	$754,896

Cost of goods sold	544,072	125,419	—		(846	)(a)(b)	668,645

Gross profit	66,602	19,924	—		(275)		86,251

Selling, general and administrative expenses	46,126	—	9,090	(a)(b)	—		55,216
Selling expenses	—	1,850	(1,850	)(a)	—		—
General and administrative expenses	—	10,198	(10,198	)(b)(c)	—		—
Intangible asset amortization	2,326	—	2,958	(c)	842	(c)	6,126
Other expense, net	2,132	—	588	(d)(e)	(300	)(d)	2,420
Transaction and transition costs	—	215	(215	)(d)	—		—
Foreign exchange loss (gain)	(1,001)	—	—		—		(1,001)

Earnings from continuing operations before the following	17,019	7,661	(373)		(817)		23,490

Interest expense, net	4,916	5,068	—		9,636	(e)	19,620
Other expense	—	373	(373	)(e)	—		—

Earnings from continuing operations before income taxes	12,103	2,220	—		(10,453)		3,870

Provision for income taxes	6,380	786	—		(4,129	)(f)	3,037

Earnings from continuing operations	5,723	1,434	—		(6,324)		833

Earnings (loss) attributable to non-controlling interests	(1,694)	238	—		—		(1,456)

Earnings from continuing operations attributable to controlling interests (note 8)	$7,417	$1,196	$—		$(6,324)		$2,289

Earnings per share from continuing operations (note 8)
Basic	$0.11						$0.03
Diluted	$0.11						$0.03

Weighted-average number of shares outstanding (000s)
Basic	67,726				12,788	(g)	80,514
Diluted	68,047				12,788	(g)	80,835

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 5, 2014

(Expressed in thousands of U.S. dollars, except share and per share amounts)

			Re-
			classification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	SunOpta	Sunrise	(note 6)		(note 7)		Combined
Revenues	$649,954	$127,115	$—		$(1,706	)(a)	$775,363

Cost of goods sold	570,914	104,985	—		(1,431	)(a)(b)	674,468

Gross profit	79,040	22,130	—		(275)		100,895

Selling, general and administrative expenses	47,876	—	10,011	(a)(b)	—		57,887
Selling expenses	—	1,862	(1,862	)(a)	—		—
General and administrative expenses	—	11,236	(11,236	)(b)(c)	—		—
Intangible asset amortization	2,211	—	3,087	(c)	713	(c)	6,011
Other income, net	(1,004)	—	(3,944	)(d)(e)	—		(4,948)
Transaction costs	—	658	(658	)(d)	—		—
Foreign exchange loss	223	—	—		—		223

Earnings from continuing operations before the following	29,734	8,374	4,602		(988)		41,722

Interest expense, net	4,158	3,915	—		10,687	(e)	18,760
Other income	—	(4,602)	4,602	(e)	—		—

Earnings from continuing operations before income taxes	25,576	9,061	—		(11,675)		22,962

Provision for income taxes	10,023	3,078	—		(4,612	)(f)	8,489

Earnings from continuing operations	15,553	5,983	—		(7,063)		14,473

Earnings attributable to non-controlling interests	269	—	—		—		269

Earnings from continuing operations attributable to controlling interests (note 8)	$15,284	$5,983	$—		$(7,063)		$14,204

Earnings per share from continuing operations (note 8)
Basic	$0.23						$0.18
Diluted	$0.22						$0.18

Weighted-average number of shares outstanding (000s)
Basic	66,667				12,788	(g)	79,455
Diluted	68,058				12,788	(g)	80,846

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 4, 2015

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,386	$289	$—		$—	(y)	$4,675
Accounts receivable	133,696	30,369	624	(f)	(424	)(h)	164,265
Grower loans	—	624	(624	)(f)	—		—
Inventories	286,331	126,868	—		16,000	(i)	429,199
Prepaid expenses and other current assets	19,750	1,918	1,070	(g)	(1,070	)(j)	21,668
Loan origination costs	—	1,070	(1,070	)(g)	—		—
Current income taxes recoverable	5,134	—	—		—		5,134
Deferred income taxes	5,950	2,868	—		14,000	(k)	22,818

	455,247	164,006	—		28,506		647,759
Property, plant and equipment	141,360	42,872	—		5,500	(l)	189,732
Goodwill	45,646	50,907	—		153,078	(m)	249,631
Intangible assets	50,927	43,029	—		121,971	(n)	215,927
Deferred income taxes	1,791	—	—		—		1,791
Other assets	4,952	100	2,679	(g)	5,821	(o)	13,552
Loan origination costs	—	2,679	(2,679	)(g)	—		—

	$699,923	$303,593	$—		$314,876		$1,318,392

LIABILITIES
Current liabilities
Bank indebtedness	$123,039	$—	$31,333	(h)	$34,154	(p)	$188,526
Accounts payable and accrued liabilities	133,038	—	56,766	(i)	(424	)(h)(q)	189,380
Accounts payable	—	47,080	(47,080	)(i)	—		—
Accrued compensation and benefits	—	3,178	(3,178	)(i)	—		—
Accrued expenses	—	6,508	(6,508	)(i)	—		—
Customer and other deposits	4,001	—	—		—		4,001
Income taxes payable	2,708	—	—		—		2,708
Other current liabilities	2,229	—	—		—		2,229
Current portion of long-term debt	31,573	1,634	475	(j)	(1,334	)(r)	32,348
Current portion of capital lease obligations	—	475	(475	)(j)	—		—
Current portion of long-term liabilities	4,519	—	—		—		4,519

	301,107	58,875	31,333		32,396		423,711
Line of credit	—	31,333	(31,333	)(h)	—		—
Long-term debt	3,275	131,770	4,665	(j)	198,230	(s)	337,940
Capital lease obligations	—	4,665	(4,665	)(j)	—		—
Long-term liabilities	18,000	—	—		—		18,000
Deferred income taxes	13,822	25,214	—		50,000	(t)	89,036

	336,204	251,857	—		280,626		868,687
EQUITY
Shareholders’ equity
Common shares	201,189	8	—		95,192	(u)	296,389
Additional paid-in capital	20,108	44,208	—		(44,208	)(v)	20,108
Retained earnings	136,592	6,010	—		(17,410	)(w)	125,192
Accumulated other comprehensive loss	(4,971)	(676)	—		676	(x)	(4,971)

	352,918	49,550	—		34,250		436,718
Non-controlling interests	10,801	2,186	—		—		12,987

Total equity	363,719	51,736	—		34,250		449,705

	$699,923	$303,593	$—		$314,876		$1,318,392

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

1.	Description of Transaction

On July 30, 2015, SunOpta entered into a Purchase and Sale Agreement (the “PSA”) to acquire all of the issued and outstanding common shares of Sunrise. Sunrise, through its subsidiaries, including Sunrise Growers, Inc., is engaged in the business of processing, marketing, distributing and selling conventional and organic frozen fruit. The transaction includes a cash purchase price of $287.2 million, subject to certain adjustments; the repayment of all outstanding obligations under Sunrise’s Credit Agreement dated March 19, 2013 (the “Senior Credit Facility”); and the assumption of certain indebtedness of Sunrise. Closing of the Sunrise Acquisition is expected to occur in the fall of 2015 and is subject to various closing conditions. The PSA provides SunOpta and Sunrise with customary termination rights.

SunOpta intends to finance the Sunrise Acquisition through a combination of new debt and equity financing in an aggregate amount of up to $430.0 million and borrowings under SunOpta’s existing North American credit facilities. The debt and equity financings are expected to occur on or prior to the closing of the Sunrise Acquisition. For purposes of these unaudited pro forma condensed combined financial statements, SunOpta has assumed aggregate gross proceeds of $330.0 million from the Notes Offering and $100.0 million from the Equity Offering, as well as approximately $65.5 million of borrowings under its North American credit facilities.

On July 30, 2015, SunOpta and its subsidiary SunOpta Foods Inc. entered into a commitment letter with certain financial institutions providing for committed bridge financing of up to $430.0 million (the “Commitment”) in support of the Sunrise Acquisition, consisting of $290.0 million of second lien secured credit facilities of SunOpta Foods Inc. (the “Opco Bridge”) and $140.0 million of unsecured senior subordinated credit facilities of SunOpta (the “Holdco Bridge” and, collectively with the Opco Bridge, the “Bridge Facilities”). The Commitment is subject to various conditions, including the consummation of the Sunrise Acquisition and other customary closing conditions.

If SunOpta consummates the Equity Offering for gross proceeds of less than $100.0 million, SunOpta expects to fund the difference between $100.0 million and the gross proceeds of the Equity Offering with the gross proceeds of an issuance of unsecured, senior subordinated pay-in-kind toggle notes (“PIK toggle notes”), which allow for the payment of certain interest payments through the issuance of additional notes rather than in cash, subject to an increased margin rate on any such interest paid in kind, and/or borrowings under the Holdco Bridge. SunOpta may fund up to $140.0 million under the Holdco Bridge.

If SunOpta consummates the Equity Offering and/or an offering of PIK toggle notes for gross proceeds of more than $100.0 million, SunOpta expects to reduce the aggregate principal amount of Notes offered in the Notes Offering accordingly.

To the extent that the Notes Offering yields gross proceeds of less than $330.0 million, or, as the case may be, less than $330.0 million reduced by the amount of additional gross proceeds from the Equity Offering and/or an offering of PIK toggle notes as described above, SunOpta Foods Inc. expects to borrow the difference under the Opco Bridge.

Concurrent with the consummation of the Sunrise Acquisition, SunOpta will repay the aggregate amount of all outstanding obligations under Sunrise’s Senior Credit Facility. As of July 4, 2015, outstanding obligations under the Senior Credit Facility comprised $31.3 million borrowed under a revolving line of credit facility and $133.1 million borrowed under a term loan facility.

Immediately prior to the Sunrise Acquisition, each outstanding Sunrise employee stock option, unexpired and unexercised, will be cancelled and converted into the right to receive a cash payment equal to a per share amount, derived based on the purchase consideration transferred to effect the Sunrise Acquisition, over the exercise price per share.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, and was based on the historical financial statements of SunOpta and Sunrise. The acquisition method of accounting is based on the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, “Business Combinations,” and uses the fair value concepts defined in ASC 820, “Fair Value Measurements.”

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed of Sunrise will be recorded as of the completion of the Sunrise Acquisition, primarily at their respective fair values and added to those of SunOpta. The results of operations of Sunrise will be included in the financial statements of the combined company commencing as of the date of the completion of the Sunrise Acquisition.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by SunOpta are estimated to be approximately $8.5 million, of which $0.3 million had been incurred in the two quarters ended July 4, 2015. The remaining estimated transaction costs are not reflected in the unaudited pro forma condensed combined statements of operations as they do not have a continuing impact on the combined operating results. Instead such costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and cash equivalents and a decrease to retained earnings. The unaudited pro forma condensed combined financial statements do not reflect the cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition or the acquisition-related integration or restructuring charges expected to be incurred to achieve those synergies or enhancements.

3.	Accounting Policies

Upon consummation of the Sunrise Acquisition, SunOpta will review Sunrise’s accounting policies in detail. As a result of that review, SunOpta may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, SunOpta is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements, other than the presentation differences described in note 6. The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim consolidated financial statements of SunOpta for the two quarters ended July 4, 2015 and the audited consolidated financial statements of SunOpta for the year ended January 3, 2015.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the purchase consideration expected to be transferred to effect the Sunrise Acquisition:

Cash purchase price before adjustments	$287,150
Adjusted for the following items pursuant to the PSA:
Estimated amount to be paid to holders of Sunrise stock options(1)	(23,500)
Estimated acquisition-related transaction costs to be incurred by Sunrise(2)	(22,000)
50% of estimated representations and warranties insurance policy premium(3)	(800)
Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs(4)	15,000

Adjusted cash purchase price	255,850
Estimated repayment of Sunrise’s Senior Credit Facility(5)	164,437
Estimated settlement of Sunrise’s vested stock options(6)	23,500

Total estimated purchase consideration	$443,787

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(1)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price the aggregate amount to be paid by SunOpta to the holders of Sunrise stock options at the closing of the Sunrise Acquisition. All outstanding stock options will vest upon the consummation of the Sunrise Acquisition, pursuant to the terms of Sunrise’s existing stock option agreements, and will be cancelled in exchange for a cash payment equal to a per share amount, derived based on the purchase consideration, over the exercise price per share. The aggregate amount expected to be paid by SunOpta to settle all the outstanding options is estimated to be approximately $23.5 million based on the estimated purchase consideration. The cash payment to settle the stock options may change based on the actual consideration transferred upon consummation of the Sunrise Acquisition.

(2)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price the aggregate amount to be paid by SunOpta for acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition. The aggregate amount of these costs is estimated to be approximately $22.0 million. For purposes of these unaudited pro forma condensed combined financial statements, this amount has been recorded as an assumed liability by SunOpta as part of the acquisition accounting.

(3)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price 50% of the representations and warranties insurance policy premium to be paid by SunOpta, which is estimated to be approximately $1.6 million. For purposes of these unaudited pro forma condensed combined financial statements, the amount of the insurance premium has been included in acquisition-related transaction costs expected to be incurred by SunOpta. The representations and warranties insurance policy generally covers losses in excess of $6.8 million (up to a specified limit) to which SunOpta is contractually entitled in respect of a breach of the PSA during a policy period from July 30, 2015 until the date that is three years from the closing date of the Sunrise Acquisition.

(4)	Pursuant to the PSA, SunOpta is obligated to pay an amount equal to the estimated tax benefits expected to be realized by Sunrise on the deduction for tax purposes of certain stock option and acquisition-related transaction costs.

(5)	The estimated repayment of Sunrise’s Senior Credit Facility has been reflected as part of the purchase consideration as the debt is expected to be repaid concurrently with the consummation of the Sunrise Acquisition and, accordingly, will not be assumed by SunOpta as part of the Sunrise Acquisition.

(6)	As all Sunrise stock options will vest upon consummation of the Sunrise Acquisition pursuant to the terms of Sunrise’s existing stock option agreements, the cash consideration expected to be paid to the option holders of approximately $23.5 million has been attributed to services prior to the Sunrise Acquisition and included as a component of the estimated purchase price in accordance with ASC 805. The cash consideration expected to be paid for stock options attributable to services prior to the Sunrise Acquisition is estimated to approximate the fair value of these options, and, accordingly, no portion of the cash consideration expected to be paid to the option holders has been reflected as compensation expense for purposes of these unaudited pro forma condensed combined financial statements.

The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred may be upon the consummation of the Sunrise Acquisition.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

Assuming an acquisition date of July 4, 2015, the table below presents preliminary fair value estimates of the assets to be acquired and the liabilities to be assumed by SunOpta as a result of the Sunrise Acquisition, reconciled to the estimate of total purchase consideration. SunOpta will conduct a detailed valuation of all assets acquired and liabilities assumed as of the acquisition date, at which point the fair value of the assets acquired and liabilities assumed may differ materially from those presented below.

Cash and cash equivalents	$289
Accounts receivable	30,993
Inventories(1)	142,868
Prepaid expenses and other current assets(2)	1,918
Deferred income tax asset - current(3)	11,868
Property, plant and equipment(4)	48,372
Intangible assets(5)	165,000
Other long-term assets(2)	100
Bank indebtedness(6)	—
Accounts payable and accrued liabilities(7)	(78,766)
Current portion of long-term debt(6)	(775)
Long-term debt(6)	(4,665)
Deferred income tax liability - long-term(3)	(75,214)

Net identifiable assets acquired	241,988
Goodwill(8)	203,985
Non-controlling interest(9)	(2,186)

Total estimated purchase consideration	$443,787

(1)	Includes a preliminary adjustment of $16.0 million to record Sunrise’s inventory at its estimated fair value. The assumptions as to the fair value of Sunrise’s inventory may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of Sunrise’s inventory as of the consummation of the Sunrise Acquisition. The pro forma fair value adjustment to inventory is based on Sunrise’s inventory as of July 4, 2015, adjusted as follows:

•	Finished goods estimated at selling price less cost of sales, holding costs and a reasonable profit allowance;

•	Work in process estimated at selling price less cost of sales, outstanding production costs, holding costs and a reasonable profit allowance; and

•	Raw materials estimated at cost.

(2)	Reflects the elimination of the deferred financing costs related to Sunrise’s Senior Credit Facility, as the facility is expected to be terminated concurrently with the consummation of the Sunrise Acquisition.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(3)	Represents the estimated deferred income tax impact of the Sunrise Acquisition, based on an estimated combined U.S. federal and state statutory tax rate of 39.5%, multiplied by the estimated fair value adjustments for assets to be acquired, excluding goodwill. In addition, the net deferred income tax liability is reduced by the estimated tax benefits expected to be realized from the settlement of the Sunrise stock options and acquisition-related transaction costs. The pro forma adjustments to record the effect of deferred income taxes were computed as follows:

Estimated fair value adjustment for inventory	$16,000
Estimated fair value adjustment for property, plant and equipment	5,500
Estimated fair value adjustment for intangible assets	121,971

Total estimated fair value adjustments for assets to be acquired	143,471

Deferred income taxes related to the estimated fair value adjustments for assets to be acquired at 39.5% tax rate:
Inventory	(6,000)
Property, plant and equipment	(2,000)
Intangible assets	(48,000)

(56,000)
Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	15,000
Sunrise’s historical deferred income tax asset	2,868
Sunrise’s historical deferred income tax liability	(25,214)

Estimated deferred income tax liability, net	$(63,346)

Consists of:
Deferred income tax asset - current	$11,868
Deferred income tax liability - long-term	(75,214)

Estimated deferred income tax liability, net	$(63,346)

(4)	Includes a preliminary adjustment of $5.5 million to record Sunrise’s property, plant and equipment at an estimated fair value. The preliminary fair value estimate has been derived based on market evidence for real property and recent appraisals completed for personal property, as well as a review of the assets’ remaining useful lives, current replacement costs and disposal costs. The assumptions as to the fair value of Sunrise’s property, plant and equipment may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of the assets following the consummation of the Sunrise Acquisition.

(5)	A preliminary fair value estimate of $165.0 million has been allocated to intangible assets acquired, primarily consisting of customer relationships. Amortization related to the fair value of the intangible assets, taken over an estimated weighted-average useful life of approximately 23 years, is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Key variables in determining the fair value of customer relationships are the estimated customer attrition rate and the percentage of revenue growth attributable to existing customers. Changes to either or both of these variables could have a significant impact on the customer relationships intangible assets’ values, and changes to the estimated customer attrition rate could have a significant impact on the estimated useful lives of these assets. The expected customer attrition rate assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of historical attrition of Sunrise’s customers and consideration of Sunrise’s amortization policy of previously acquired customer relationships, amortization policies adopted for acquired customer relationships by other companies in similar transactions, and the contractual terms between Sunrise and its customers. The percentage of revenue growth attributable to existing customers assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of Sunrise’s historical and forecasted revenue growth rates by customer. A decrease or increase of 1% in the projected customer attrition rate or a decrease or increase of 10% in the percentage of revenue growth attributable to existing customers may result in a fair value increase or decrease in the customer relationships intangible assets in the range of approximately $15 to $20 million. Such change would increase or decrease the related deferred tax liability by approximately $6 to $8 million, with a resulting decrease or increase to goodwill of approximately $9 to $12 million. The assumptions as to the fair value of Sunrise’s identifiable intangible assets (including assumptions regarding customer attrition and revenue growth attributable to existing customers), the composition of the assets and useful lives assigned to the assets may change as SunOpta completes, with the assistance of a third-party appraiser, the valuation activities in connection with the consummation of the Sunrise Acquisition.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(6)	Sunrise’s Senior Credit Facility is expected to be terminated concurrently with the consummation of the Sunrise Acquisition. Accordingly, borrowings under the line of credit facility of $31.3 million have been excluded from bank indebtedness, and borrowings under the term loan facility of $133.1 million have been excluded from long-term debt (including the current portion thereof).

(7)	Includes estimated acquisition-related transaction costs expected to be incurred by Sunrise in connection with the acquisition of $22.0 million, of which no amount was expensed in the two quarters ended July 4, 2015.

(8)	Goodwill is calculated as the difference between the preliminary estimate of the purchase consideration expected to be transferred to effect the Sunrise Acquisition and the preliminary values assigned to the assets to be acquired and liabilities to be assumed. Goodwill is not amortized. None of the goodwill is expected to be deductible for tax purposes.

(9)	For purposes of these unaudited pro forma condensed combined financial statements, the carrying value of Sunrise’s non-controlling interest in Opus Foods, Mexico S.A. de C.V., its 75%-owned Mexican subsidiary, is assumed to approximate fair value based on Sunrise’s acquisition and appraisal of this subsidiary in December 2014. This assumption may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of the net assets of the subsidiary following the consummation of the Sunrise Acquisition.

6.	Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of Sunrise to conform to the financial statement presentation adopted by SunOpta. Reclassification adjustments described below to Sunrise’s historical financial statement presentation are included in the column under the heading “Reclassification Adjustments”.

(a)	Reclassification of selling expenses to selling, general and administrative expenses.

(b)	Reclassification of general and administrative expenses of $14.8 million for the year ended January 3, 2015 and $7.2 million and $8.1 million for the two quarters ended July 4, 2015 and July 5, 2014, respectively, to selling, general and administrative expenses.

(c)	Reclassification of general and administrative expenses of $6.2 million for the year ended January 3, 2015 and $3.0 million and $3.1 million for the two quarters ended July 4, 2015 and July 5, 2014, respectively, to intangible asset amortization expense.

(d)	Reclassification of transaction and transition costs to other income/expense, net included in “Earnings from continuing operation before the following.”

(e)	Reclassification of other income/expense to other income/expense, net included in “Earnings from continuing operation before the following.”

(f)	Reclassification of grower loans to accounts receivable.

(g)	Reclassification of loan origination costs to other assets (current and long-term).

(h)	Reclassification of Sunrise’s line of credit to bank indebtedness.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(i)	Reclassification of accounts payable, accrued compensation and benefits, and accrued expenses to accounts payable and accrued liabilities.

(j)	Reclassification of capital lease obligations to long-term debt (including the current portion thereof).

7.	Pro Forma Adjustments

Pro forma adjustments described below are included in the column under the heading “Pro Forma Adjustments.”

(a)	To eliminate sales of raw material frozen fruit from Sunrise to SunOpta.

(b)	To adjust depreciation expense relating to the property, plant and equipment fair value increment, as follows:

	Year Ended January 3, 2015	Two Quarters Ended
		July 4, 2015	July 5, 2014
Estimated depreciation expense for fair value increment:
Machinery and equipment (estimated to be $5,500 over an estimated useful life of 10 years)	$550	$275	$275

Adjustment	$550	$275	$275

(c)	To adjust amortization expense to eliminate Sunrise’s historical intangible asset amortization expense and to record the estimated amortization expense relating to the estimated fair value of Sunrise’s intangible assets, as follows:

	Year Ended January 3, 2015	Two Quarters Ended
		July 4, 2015	July 5, 2014
Eliminate Sunrise’s historical intangible asset amortization expense	$(6,174)	$(2,958)	$(3,087)
Estimated amortization expense of acquired intangible assets (estimated to be $165,000 over an estimated weighted-average useful life of 23 years)	7,600	3,800	3,800

Adjustment	$1,426	$842	$713

(d)	To eliminate acquisition-related transaction costs related specifically to the Sunrise Acquisition that were incurred by SunOpta in the two quarters ended July 4, 2015, as these costs do not have a continuing impact on the combined company’s financial results.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(e)	To record the following interest-related adjustments:

	Year Ended January 3, 2015	Two Quarters Ended
		July 4, 2015	July 5, 2014
Eliminate interest expense recorded by Sunrise related to the Senior Credit Facility(1)	$(7,075)	$(4,179)	$(3,090)
Eliminate amortization of deferred financing costs by Sunrise related to the Senior Credit Facility(1)	(1,068)	(535)	(533)
Estimated interest expense related to the Notes(2)	26,400	13,200	13,200
Estimated amortization of deferred financing fees incurred related to the Notes Offering(2)	930	500	460
Estimated interest expense related to estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition(3)	1,300	650	650

Adjustment	$20,487	$9,636	$10,687

(1)	Interest expense, including the amortization of related deferred financing costs, under Sunrise’s Senior Credit Facility will be eliminated as this facility is expected be repaid by SunOpta upon consummation of the Sunrise Acquisition.
(2)	For purposes of these unaudited pro forma condensed combined financial statements, the Notes are assumed to bear interest at a rate of 8.0% per annum. An estimated $8.5 million of financing costs are expected to be incurred by SunOpta in connection with the Notes Offering, which will be deferred and amortized over the estimated seven-year term of the Notes using the effective interest method. Giving effect to the amortization of the deferred financing costs, the effective interest rate for the Notes is estimated to be approximately 8.5% per annum. The estimated annual interest expense related to the Notes would increase or decrease by approximately $0.4 million for each 0.125% change in the estimated interest rate.

As described in note 1, in the event that SunOpta consummates the Equity Offering for gross proceeds of less than the assumed $100.0 million, SunOpta will fund the difference by issuing unsecured, senior subordinated PIK toggle notes and/or with borrowings under the Holdco Bridge (up to a combined total of $140.0 million). For each $10 million increase in debt borrowings due to a decrease of equity financing of the same amount, the pro forma interest expense for the year ended January 3, 2015 and the two quarters ended July 4, 2015 and July 5, 2014, could be increased by up to approximately $1.2 million, $0.6 million and $0.6 million, respectively.

(3)	The estimated interest rate on incremental borrowings under SunOpta’s North American credit facilities is approximately 2.0% per annum.

(f)	To record an estimate of the income tax impacts of the foregoing pro forma adjustments on earnings from continuing operations before income taxes. An estimated combined U.S. federal and state statutory tax rate of 39.5% has been used. The effective tax rate of the combined company could be significantly different from the tax rate assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of reasons, including available tax credits and deductions. SunOpta and Sunrise have assumed that their remaining net deferred tax assets presented in the unaudited pro forma condensed combined balance sheet as of July 4, 2015 will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax planning strategies.

(g)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the basic and diluted weighted-average number of common shares outstanding of SunOpta after giving effect to the Equity Offering. The number of common shares to be issued pursuant to the Equity Offering is estimated to be 12,788,000 based on assumed gross proceeds from the Equity Offering of $100.0 million and an assumed offering price of $7.82 per common share (based on the closing trading price of SunOpta’s common shares on the NASDAQ Global Select Market on September 11, 2015). As the actual offering price will likely differ from the assumed offering price due to changes in market conditions and other factors, the actual number of common shares to be issued will likely be different from the number assumed in these unaudited pro forma condensed combined financial statements, and the difference may be material. SunOpta believes that price volatility of an estimated 12% in the SunOpta common share price on the closing date of the Equity Offering from the common share price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based on the volatility in the price of SunOpta’s common shares for the 30-day period preceding September 11, 2015. A change of this magnitude would increase or decrease the estimated number of common shares to be issued pursuant to the Equity Offering by up to approximately 1,800,000 common shares and, consequently, decrease or increase basic and diluted earnings per share by $0.01 or less. Actual price volatility could be greater or lesser than this estimate.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

As described in note 1, the gross proceeds from the Equity Offering may differ from the $100.0 million assumed in these unaudited pro forma condensed combined financial statements. A decrease of $10 million in the gross proceeds from the Equity Offering would decrease the number of common shares to be issued by approximately 1,280,000 shares, assuming an offering price of $7.82 per common share. A change of this magnitude would increase basic and diluted earnings per share by $0.01 or less.

(h)	To eliminate accounts receivable/accounts payable balances between SunOpta and Sunrise as of July 4, 2015.

(i)	To adjust inventory as of July 5, 2014 to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Sunrise’s inventory as the inventory acquired in the Sunrise Acquisition is sold, which is expected to occur within the first year post-acquisition. Because there is no continuing impact of the acquired inventory adjustment on the combined operating results, it is not included in the unaudited pro forma condensed combined consolidated statements of operations.

(j)	To adjust prepaid expenses and other current assets to eliminate deferred financing costs related to Sunrise’s Senior Credit Facility.

(k)	To adjust the deferred income tax asset balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	$15,000
Estimated deferred income taxes related to equity and bridge financing costs and acquisition-related transaction costs expected to be incurred by SunOpta	5,000
Estimated deferred income taxes related to the adjustment to record inventory at estimated fair value	(6,000)

Adjustment	$14,000

(l)	To adjust property, plant and equipment to an estimate of fair value, as follows:

Eliminate Sunrise’s historical property, plant and equipment	$(42,872)
Estimated fair value of property, plant and equipment acquired	48,372

Adjustment	$5,500

(m)	To adjust goodwill to an estimate of goodwill following the Sunrise Acquisition, as follows:

Eliminate Sunrise’s historical goodwill	$(50,907)
Estimated goodwill following the Sunrise Acquisition	203,985

Adjustment	$153,078

(n)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate Sunrise’s historical intangible assets	$(43,029)
Estimated fair value of intangible assets acquired	165,000

Adjustment	$121,971

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(o)	To adjust other long-term assets, as follows:

Eliminate deferred financing costs related to Sunrise’s Senior Credit Facility	$(2,679)
Estimated deferred financing costs related to the Notes Offering	8,500

Adjustment	$5,821

(p)	To record the repayment of outstanding amounts under the revolving line of credit facility under Sunrise’s Senior Credit Facility and to record estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition, as follows:

Repayment of revolving line of credit facility under Sunrise’s Senior Credit Facility	$(31,333)
Estimated borrowings under SunOpta’s North American credit facilities	65,487

Adjustment	$34,154

(q)	To record estimated acquisition-related transaction costs to be incurred by Sunrise and cash settlement of those costs by SunOpta in connection with the Sunrise Acquisition, as follows:

Estimated acquisition-related transaction costs to be incurred by Sunrise	$22,000
Estimated cash settlement of Sunrise’s acquisition-related transaction costs	(22,000)

Adjustment	$—

(r)	To record the repayment of the current portion of the term loan facility under Sunrise’s Senior Credit Facility.

(s)	To record the repayment of the long-term portion of the term loan facility under Sunrise’s Senior Credit Facility and to record the estimated gross proceeds from the Notes Offering, as follows:

Repayment of term loan facility under Sunrise’s Senior Credit Facility	$(131,770)
Estimated gross proceeds from the Notes Offering	330,000

Adjustment	$198,230

(t)	To adjust the deferred income tax liability balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated deferred income taxes related to the estimated fair value adjustment for property, plant and equipment to be acquired	$2,000
Estimated deferred income taxes related to the estimated fair value adjustment for intangible assets to be acquired	48,000

Adjustment	$50,000

(u)	To eliminate Sunrise’s common stock, at par value, and to record the estimated gross proceeds from the Equity Offering, net of estimated equity issuance costs, as follows:

Eliminate Sunrise’s common stock	$(8)
Estimated gross proceeds from the Equity Offering	100,000
Estimated equity issuance costs related to the Equity Offering, net of tax of $1,200	(4,800)

Adjustment	$95,192

(v)	To eliminate Sunrise’s historical additional paid-in capital.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(w)	To eliminate Sunrise’s historical retained earnings and to record the estimated deferred financing costs related to the Bridge Facilities and acquisition-related transaction costs expected to be incurred by SunOpta, as follows:

Eliminate Sunrise’s historical retained earnings	$(6,010)
Estimated deferred financing costs related to the Bridge Facilities, net of tax of $2,000(1)	(5,000)
Estimated acquisition-related transaction costs to be incurred by SunOpta, net of tax of $1,800(2)	(6,400)

Adjustment	$(17,410)

(1)	Financing costs incurred in connection with the Bridge Facilities will be deferred and amortized over the estimated term of the bridge financing. For purposes of these unaudited pro forma condensed combined financial statements, the term of the Bridge Facilities is assumed to expire with the consummation of the Equity Offering and Notes Offering. Because the financing costs incurred in connection with the Bridge Facilities are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

(2)	Total acquisition-related transaction costs to be incurred by SunOpta are estimated to be approximately $8.5 million, of which $0.3 million was incurred and expensed in the two quarters ended July 4, 2015. Because the acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

(x)	To eliminate Sunrise’s historical accumulated other comprehensive loss.

(y)	To record the cash impact of foregoing pro forma adjustments:

Estimated gross proceeds from the Notes Offering	$330,000
Estimated gross proceeds from the Equity Offering	100,000
Estimated borrowings under SunOpta’s North American credit facilities	65,487
Total estimated purchase consideration to acquire Sunrise (see note 4)	(443,787)
Estimated deferred financing costs related to the Notes Offering	(8,500)
Estimated equity issuance costs related to the Equity Offering	(6,000)
Estimated deferred financing costs related to the Bridge Facilities	(7,000)
Estimated acquisition-related transaction costs to be incurred by SunOpta	(8,200)
Estimated cash settlement of Sunrise’s acquisition-related transaction costs	(22,000)

Adjustment	$—

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

8. Results of Discontinued Operations

Pro forma combined earnings from continuing operations attributable to controlling interests and pro forma combined earnings per share from continuing operations presented in the unaudited pro forma condensed combined statements of operations exclude the results of discontinued operations included in SunOpta’s historical financial statements for the year ended January 3, 2015 and the two quarters ended July 4, 2015 and July 5, 2014. The following table presents a reconciliation, in total and on a per share basis, of pro forma combined earnings from continuing operations attributable to controlling interests to pro forma combined earnings attributable to controlling interests including the results of discontinued operations as reported in SunOpta’s historical financial statements for the periods presented.

	Year Ended	Two Quarters Ended
	January 3, 2015	July 4, 2015	July 5, 2014
Pro forma combined earnings from continuing operations attributable to controlling interests	$7,417	$2,289	$14,204
Earnings (loss) from discontinued operations, net of income taxes	1,754	(134)	64

Pro forma combined earnings attributable to controlling interests	$9,171	$2,155	$14,268

Pro forma combined earnings per share - basic
- from continuing operations	$0.09	$0.03	$0.18
- from discontinued operations	0.02	—	—

	$0.12	$0.03	$0.18

Pro forma combined earnings per share - diluted
- from continuing operations	$0.09	$0.03	$0.18
- from discontinued operations	0.02	—	—

	$0.11	$0.03	$0.18